Exhibit 10.2

EXECUTION VERSION

February 15, 2012

J. PATRICK O’SHAUGHNESSY

135 NORTH CHURCH STREET

SPARTANBURG, SC 29306

Re: Modification to Change of Control Agreement

Dear Patrick:

As you know, Eagle U.S. Sub, Inc., a Delaware corporation (“Eagle U.S. Sub”), Eagle U.S. Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Eagle U.S. Sub (“Merger Sub”), and Advance America, Cash Advance Centers, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of February 15, 2012 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Eagle U.S. Sub (the “Merger”).  Each of Eagle U.S. Sub, the Company and you are referred to herein collectively as the “Parties.”

This Modification to Change of Control Agreement (“Agreement”) amends your Change of Control Agreement with the Company, dated and effective as of March 7, 2011 (the “Change of Control Agreement”), pursuant to Section 15(a) of the Change of Control Agreement, to become effective upon the consummation of the Merger.  Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Change of Control Agreement.  Absent this Agreement, the consummation of the transactions contemplated by the Merger Agreement would provide you Good Reason to terminate employment.  In order to provide you with appropriate incentives to remain with the combined company following the Merger, to provide the Company with certain covenants regarding your conduct during and following your employment and to otherwise meet the Company’s needs, the Parties have determined to enter into this Agreement.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree and confirm as follows, subject to and effective upon the consummation of the Merger:

1.  Eagle U.S. Sub and the Company acknowledge that, upon the consummation of the transactions contemplated by the Merger Agreement, a Change of Control will occur during the Effective Period, and the Severance Provisions will become effective on the Change of Control Date.

2.  Eagle U.S. Sub shall cause the Company to, and the Company shall, honor the provisions (including the Severance Provisions and related protections) of the Change of Control Agreement, as modified hereby.  The Change of Control Period shall be increased so that it shall expire on the expiration of the 30-month period immediately following  the Change of Control Date.

3.  Immediately following the consummation of the Merger, your target annual cash bonus shall remain equal to 100% of your annual base salary.  Following consummation of the Merger, Eagle U.S. Sub intends to cause the Company to maintain the same general format of your annual cash bonus for

2012 (and subsequent years), but will substitute budgeted EBITDA (as adjusted for one-time effects associated with the Merger in 2012) for EPS; and in evaluating the discretionary component for 2012, to place the greatest consideration on your individual contribution to the Company’s performance, your results in maintaining continuity of the business, and your results in integrating the Company with Grupo Elektra S.A. de C.V.

4.             (a)  In lieu of severance payments or benefits under Sections 4(a)(ii) and (iii), 4(b) and 4(c) of the Change of Control Agreement and as part of the consideration for the Protective Covenant Agreement described in paragraph 7 below, the Company shall establish as of the Effective Time (as defined in the Merger Agreement) an account (the “Retention Account”) in an amount equal to the sum of (A) the product of (1) 2.5 multiplied by (2) the total of your base salary and Target Bonus immediately prior to the Effective Time plus (B) the Pro Rata Bonus that would have been payable under Section 4(a)(ii) of the Change of Control Agreement if you had experienced an Involuntary Termination immediately after the Effective Time.  The Retention Account shall be adjusted for interest from and after the Effective Time through the applicable payment date at the rate publicly announced by Citibank, N.A. as its prime rate, on the first Business Day (as defined in the Merger Agreement) following the date on which the Effective Time occurs (the “Prime Rate”).  The Retention Account, as adjusted for interest, shall be payable to you (subject to the provisions of Section 8 and Section 9 of the Change of Control Agreement) after the earlier of (i) the first anniversary of the Effective Time or (ii) your termination of employment with the Company for any reason, including due to your death or Disability; provided, however, that if (x) you voluntarily terminate your employment without Good Reason (as modified by paragraph 5 below) or (y) your employment is terminated by the Company for Cause, in either case prior to the first anniversary of the Effective Time, the Retention Account shall be forfeited.  Payment shall be made in a single cash payment within fifteen days after the first anniversary of the Effective Time or, if payable due to a termination of your employment before the first anniversary of the Effective Time as contemplated above, on the 60th day after such termination of employment, provided that, in all cases payment is expressly conditioned on you (or in the case of your death, the executor of your estate) providing the Company with a Waiver and Release that has become irrevocable in accordance with its terms prior to the designated payment date.  The form of such Waiver and Release shall be adjusted as set forth on Annex A attached hereto in the event it is being delivered at a time while you are still employed or in connection with your death, and shall in no event be effective to waive any claims that arise after the date the Waiver and Release is signed.  In case of death, payment of the Retention Account will be made to your surviving spouse, or if you do not have a surviving spouse, to your estate.

(b)  The provisions of Sections 4(a)(i), (iv) and (v) of the Change of Control Agreement, as modified by this Agreement, shall remain in effect and shall be payable upon an Involuntary Termination during the Change of Control Period.

5.             You acknowledge and agree that you shall not have Good Reason to terminate your employment as a result of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the Company ceasing to be an independent publicly traded corporation and becoming a private company and subsidiary of Eagle U.S. Sub, (iii) the change in your duties and responsibilities arising solely from the foregoing and (iv) the treatment of your outstanding Company Options and Restricted Stock (each as defined in the Merger Agreement) as contemplated by the Merger Agreement and this Agreement.  For the sake of clarity, nothing in this Agreement shall affect your ability to claim Good Reason as a result of affirmative actions to modify your duties and responsibilities or reduce your compensation or benefits taken by Eagle U.S. Sub or the Company following the Merger.

6.             (a)  Notwithstanding Section 2.4 of the Merger Agreement, and notwithstanding the provisions of the Change of Control Agreement, you agree that (i) the vesting of 50% of any Company Options and 50% of any Restricted Stock in each case granted to you during 2012 shall accelerate as a result of the consummation of the Merger, and the amounts otherwise payable to you in respect of such Company Options and Restricted Stock shall be payable at the same times and in the same manner as are payments in respect of Single Trigger Company Options and Single Trigger Restricted Stock (each as defined in the Merger Agreement) pursuant to Section 2.4 of the Merger Agreement, (ii) the vesting of the remaining 50% of such Company Options and 50% of such Restricted Stock shall not accelerate as a result of the consummation of the Merger, and (iii) the amounts otherwise payable to you in respect of such non-accelerated Company Options and Restricted Stock pursuant to Section 2.4 of the Merger Agreement (the “Non-Accelerated Equity Amount”) shall be paid (subject to the provisions of Section 8 and Section 9 of the Change of Control Agreement) on the first anniversary of the date on which the Effective Time occurs, adjusted for interest from the date on which the Effective Time occurs through such payment date at the Prime Rate; provided, however, that if (x) you voluntarily terminate your employment without Good Reason (as modified by paragraph 5) or (y) your employment is terminated by the Company for Cause, in either case prior to the first anniversary of the Effective Time, the Non-Accelerated Equity Amount under this clause (iii) shall be forfeited.  Payment of the Non-Accelerated Equity Amount shall be made in a single cash payment within fifteen days after the first anniversary of the Effective Time or such earlier termination of employment, as applicable.  In case of your death, payment of the Non-Accelerated Equity Amount will be made to your surviving spouse, or if you do not have a surviving spouse, to your estate.

(b)  You agree and confirm that effective upon the consummation of the Merger, all of your outstanding Company equity awards (both vested and un-vested) under the Advance America, Cash Advance Centers, Inc. 2004 Omnibus Stock Plan shall be cancelled in exchange for the right to receive the consideration described in Section 2.4 of the Merger Agreement as modified by this Agreement.

7.  Contemporaneous with this Agreement, the Company and you have also executed and delivered the Protective Covenant Agreement, dated as of the date hereof, attached hereto as Exhibit A.

8.  The Company currently intends to develop during 2012 and implement during 2013 (with the timing of initial awards consistent with the Company’s past practice for timing of equity-based award grants) a long term cash incentive plan in which you and other senior level executives of the Company shall be eligible to participate.

9.  In light of the importance to Eagle U.S. Sub of (a) obtaining clarity with respect to the application of the Change of Control Agreement and the treatment of outstanding Restricted Stock in connection with the consummation of the Merger, and (b) securing your entry into the Protective Covenant Agreement, you specifically acknowledge for such purposes that your agreement to enter into this Agreement and the Protective Covenant Agreement is a material inducement to the willingness of Eagle U.S. Sub to enter into the Merger Agreement, and that Eagle U.S. Sub would not otherwise enter into the Merger Agreement in the absence of your execution of this Agreement and the Protective Covenant Agreement.

Except as expressly amended or modified in this Agreement, the provisions of the Change of Control Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.  To the extent that a provision of this Agreement conflicts with or differs from a provision of the Change of Control Agreement, such provision of this Agreement shall govern.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement will automatically terminate without any action on the part of any person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms, and neither the Company, Eagle U.S. Sub nor any other person or entity shall have any liability to you under this Agreement if the Merger is not consummated.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

EAGLE U.S. SUB, INC.

By:	/s/ Rodrigo Pliego
Name: Rodrigo Pliego
Title: President

By:	/s/ Gabriel Roqueñí
Name: Gabriel Roqueñí
Title: Secretary

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ William T. Newell
Name: William T. Newell
Title: Secretary

/s/ J. Patrick O’Shaughnessy
J. PATRICK O’SHAUGHNESSY

Signature Page to Modification to Change of Control Agreement